Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”), effective as of August 31, 2011 (the “Effective Date”), is between XOMA (US) LLC (hereinafter referred to as “XOMA”), a Delaware limited liability company having an address of 2910 Seventh Street, Berkeley, California 94710, and Steven B. Engle (hereinafter referred to as “Mr. Engle”), an individual having an address of 1100 Arbor Road, Menlo Park, California 94025, both of whom may be jointly referred to sometimes hereinafter as the “Parties.”  In consideration of the mutual promises, covenants, and conditions contained herein, the Parties hereby agree as follows:

1.   Consulting Services:  Mr. Engle agrees to perform the consulting services described in Exhibit A to this Agreement (“Services”).  Mr. Engle warrants that he has the skills, ability and training necessary to and that he shall render the Services in a timely and professional manner consistent with industry standards in accordance with the terms of this Agreement including Exhibit A, and otherwise meeting the professional and/or services standards of XOMA.  Subject to the foregoing, the manner and means by which Mr. Engle chooses to complete the Services are in Mr. Engle’s sole discretion and control.

2.   Compensation:  In consideration of the Services to be rendered hereunder, XOMA agrees to pay Mr. Engle the compensation set forth in Exhibit A to this Agreement.

3.   Expenses:  XOMA will reimburse Mr. Engle for all reasonable travel, lodging and other expenses documented to the reasonable satisfaction of XOMA, including without limitation those relating to currently scheduled trips to a meeting of the Biotechnology Industry Organization in Washington, DC in September of 2011 and The Biotech Meeting in Laguna Beach, California in October of 2011.

4.   Other Services and Conflicts of Interest:  During the term of this Agreement, Mr. Engle may perform services for, or be employed by other persons, companies, or employers, so long as doing so does not create a conflict of interest or otherwise cause Mr. Engle to breach his obligations under this Agreement.

5.   Term:  The term of this Agreement will begin on the Effective Date hereof and continue until the earlier of December 31, 2014, or termination by either Party in accordance with this Section 5.

     (a)           Either XOMA or Mr. Engle may terminate this Agreement immediately upon a material breach by the other Party by giving written notice to the breaching Party.

     (b)           This Agreement shall terminate automatically upon the death of Mr. Engle.

6.   Confidential Information:

     (a)    Mr. Engle acknowledges that his association with XOMA under this Agreement creates a relationship of confidence and trust between Mr. Engle and XOMA with respect to information disclosed to Mr. Engle or known to Mr. Engle as a result of his relationship with XOMA, not generally known to the trade or industry in which XOMA is engaged, about XOMA’s products, processes, programs, methods, formulas, techniques, concepts, applications, calculations and services, including research, development, manufacturing, purchasing, finance, engineering, marketing, merchandising, and selling; and corresponding information about the products, processes, programs, methods, formulas, techniques, concepts, applications, calculations and services of XOMA’s affiliates acquired by Mr. Engle or developed or made known to XOMA by Mr. Engle in the scope of Mr. Engle’s relationship with XOMA (hereinafter referred to as “Confidential Information”).

            (b)    At all times during the term of this Agreement and thereafter, Mr. Engle will not disclose, use, disseminate, lecture upon or publish Confidential Information unless Mr. Engle first secures XOMA’s written consent.

            (c)    Mr. Engle will not disclose to XOMA or induce XOMA to use any secret or confidential information or material which Mr. Engle has reason to believe is owned by others.

    (d)           Upon termination of this Agreement, Mr. Engle will turn over to a designated individual employed by XOMA all property then in Mr. Engle’s possession or custody and belonging to XOMA, except as approved by XOMA.  Mr. Engle will not retain any copies or reproductions of correspondence, memoranda, reports, specifications, computations, notebooks, drawings, photographs or other documents relating in any way to the Services performed hereunder which are entrusted to Mr. Engle at any time during the term of this Agreement.

7.   Representations and Warranties:  Mr. Engle represents and warrants that performance of this Agreement will not breach any agreement or other contractual commitment or obligation by which Mr. Engle is bound.

8.   Employment Taxes, Payments and Records:  Mr. Engle agrees (a) to pay and/or withhold any and all fees, charges, payments and taxes required to be paid or withheld pursuant to any and all applicable federal, state and local laws, statutes, rules and regulations (collectively, the “Laws”), including, without limitation, any and all federal and state income tax, social security, unemployment and disability insurance laws, statutes, rules and regulations, in connection with this Agreement; and (b) to maintain any and all records and documents required by the Laws in connection with this Agreement and to file such records and documents as required by the Laws.

9.   Independent Contractor Status:  In performing the Services, Mr. Engle will be deemed to be for all purposes an independent contractor (and not an employee or agent of XOMA) under any and all laws, whether existing or future, including without limitation Social Security laws, unemployment insurance laws, and withholding and other employment taxation laws.  Mr. Engle will not be entitled to participate in any employee benefits accruing to employees of XOMA (except as expressly provided in the Employment Agreement (as defined below)).  Mr. Engle will not be authorized to make any representation, contract or commitment on behalf of XOMA unless Mr. Engle is specifically requested or authorized to do so in writing by an authorized representative of XOMA.

10.   Performance of Services:  In performing the Services, Mr. Engle agrees to provide his own equipment, tools and other materials at his own expense.  Notwithstanding the preceding sentence, XOMA shall make its facilities and equipment available to Mr. Engle as reasonably necessary in connection with the Services.  For any work performed on XOMA’s premises, Mr. Engle shall comply with all security, confidentiality, safety and health policies of XOMA.  Mr. Engle shall take all necessary precautions to prevent, and shall be responsible for, any injury to any persons (including, without limitation, employees of XOMA) or damage to property (including, without limitation, XOMA’s property) arising from or relating to Mr. Engle’s performance of the Services or the use by Mr. Engle of any XOMA equipment, tools, facility or other property, whether or not such claim is based upon its condition or on the alleged negligence of XOMA in permitting its use.

11.   Injunctive Relief:  XOMA and Mr. Engle reaffirm, recognize and agree that the Services to be performed by Mr. Engle hereunder are of a special, unique, extraordinary and intellectual character; that those Services are of particular value to XOMA and that the breach of any or all obligations undertaken by Mr. Engle hereunder, including, without limiting the generality of the foregoing, Mr. Engle’s obligation of non-competition, could not be reasonably or adequately compensated by damages in an action at law, and that an appropriate remedy for XOMA for any such breach or threat to commit a breach will be, without limitation, an injunction restraining Mr. Engle from committing such breach and granting specific performance hereunder.

12.   Legal Fees:  If any action or proceeding in arbitration or law is commenced to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such action or proceeding, as determined by arbitration or by the court in a final judgment or decree, will pay the successful party all costs, expenses, and reasonable attorney’s fees incurred therein by such party (including, without limitation, such costs, expenses and fees on any appeal), and if such successful party will recover judgment in any such action or proceedings, such costs, expenses and attorneys’ fees will be included as part of such judgment.

13.   Amendments to Employment Agreement:  Section 6(b) of the Amended and Restated Employment Agreement effective as of December 30, 2008 between XOMA and Mr. Engle (“Employment Agreement”) is hereby amended to provide that the payment referred to in clause (i)(B)(2) thereof shall be made within two (2) business days of the Effective Date, and Section 7(a) of the Employment Agreement is hereby amended by deleting the last sentence thereof in its entirety.  The remaining provisions of the Employment Agreement that survive the termination of Mr. Engle’s employment with XOMA shall remain in full force and effect.

14.   Severability:  If any provision of this Agreement is held to be inoperative, unenforceable or otherwise invalid, the remaining provisions hereof will be carried into effect without regard to such inoperative, unenforceable or otherwise invalid provision.

15. Governing Law:  This Agreement will be construed in accordance with, and governed by, the laws of the State of California.

16. Assignment:  Since this Agreement requires the performance of personal services by Mr. Engle, Mr. Engle may not assign any right or delegate any duty described in this Agreement without XOMA’s prior written approval.

17. Entire Agreement:  This instrument constitutes the entire Agreement between the Parties hereto and supersedes any and all prior agreements concerning the engagement of Mr. Engle by XOMA as a consultant, whether written or oral.  This Agreement will not be amended, altered or changed except by written agreement signed by both Parties hereto.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

XOMA (US) LLC                                                                                       Steven B. Engle

___________________________________                 ___________________________________
Christopher J. Margolin                                                                                    Steven B. Engle
Vice President, General Counsel and Secretary

EXHIBIT A

Statement of Work

I.	DESCRIPTION OF THE SERVICES TO BE PERFORMED:

Mr. Engle will provide consulting services to XOMA in order to assist in implementing an orderly transition of management responsibilities and otherwise as mutually agreed to.  The timing of such services and the amount of time required will be mutually agreed upon.

II.	COMPENSATION:

XOMA will pay Mr. Engle for consulting services rendered by him during the term of this Agreement:

    (a)           for each of the first six months following the Effective Date, a retainer of Fifteen Thousand Three Hundred Dollars ($15,300) per month, and

    (b)           thereafter as may be agreed between Mr. Engle and XOMA.